UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

F.N.B. Corporation

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard, Hermitage, Pennsylvania	16148
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/40th Interest in a Share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, $0.01 par value per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Commission File No. 333-181418

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the Depositary Shares, each representing a 1/40th interest in a share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, $0.01 par value per share (liquidation preference equivalent to $25.00 per Depositary Share), of F.N.B. Corporation (the “Company”), to be registered hereby is included under the sections titled “Description of the Preferred Stock” and “Description of the Depositary Shares” in the prospectus supplement dated October 29, 2013 (the “Prospectus Supplement”), that was filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933 and which supplemented the Company’s Registration Statement on Form S-3 (Registration No. 333-181418) dated May 15, 2012. Such sections of the Prospectus Supplement are incorporated herein by reference. The Depositary Shares are expected to be listed on the New York Stock Exchange.

Item 2.	Exhibits.

3.1.	Articles of Incorporation of the Company, as amended through October 30, 2013 (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

3.2.	Articles of Designation with respect to the Series E Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on November 1, 2013).

3.3.	Amended Bylaws of the Company as currently in effect (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on October 22, 2009).

4.1.	The rights of holders of equity securities are defined in portions of the Company’s Articles of Incorporation, Articles of Designation and Amended Bylaws incorporated herein by reference as Exhibits 3.1, 3.2 and 3.3, respectively.

4.2.	Warrant to purchase up to 651,041.50 shares of common stock of the Company, par value $0.01, issued to the United States Department of the Treasury (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on January 14, 2009).

4.3.	Warrant to purchase up to 819,640.21 shares of common stock of the Company, par value $0.01, issued to the United States Department of the Treasury (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 4, 2012).

4.4.	Warrant to purchase up to 342,563.96 shares of common stock of the Company, par value $0.01, issued to the United States Department of the Treasury (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 8, 2013).

4.5.	Deposit Agreement, dated as of November 1, 2013, among the Company, Registrar and Transfer Company, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed November 1, 2013).

4.6.	Form of Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed November 1, 2013).

4.7.	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.1 above).

The Company agrees to furnish to the Commission upon request copies of all instruments not filed herewith defining the rights of holders of long-term debt of the Corporation and its subsidiaries.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

F.N.B. CORPORATION

By:	/s/ James G. Orie
Name:	James G. Orie
Title:	Chief Legal Officer

Dated: November 6, 2013